Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements  of Cinedigm Corp. (formerly Cinedigm Digital Cinema Corp.) on Forms S-3 (Nos. 333-192449, 333-186940,  333-176017and 333-166061) and Forms S-8 (Nos. 333-189898, 333-139091 and 333-124290) of our report dated June 19, 2013, except for Notes 1, 2, 3, 4, 11, 15 and 16 as to which the date is February 21, 2014, on our audit of the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013, which report is included in this Current Report on Form 8-K filed on or about February 21, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey
February 21, 2014